Exhibit 107

Form S-8

(Form Type)

DATA STORAGE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, under the 2021 Stock Incentive Plan	Other(2)	700,000	$1.93(2)	$1,351,000.00	0.00011020	$148.89

Total Offering Amounts					$1,351,000.00		$148.89

Total Fees Previously Paid							$0
Total Fee Offsets							$0

Net Fee Due							$148.89

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also covers any additional shares of Common Stock, par value of $0.001 per share (“Common Stock”) of Data Storage Corporation in respect of the securities identified in the above table that may become issuable through the 2021 Stock Incentive Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share, maximum aggregate offering price and registration fee are based on a price of $1.93 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the Nasdaq Capital Market on May 31, 2023.